================================================================================



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                             DESTEC ENERGY, INC.,

                           THE DOW CHEMICAL COMPANY,

                                NGC CORPORATION

                                      and

                        NGC ACQUISITION CORPORATION II

                                  dated as of

                               February 17, 1997

                               TABLE OF CONTENTS


                                   ARTICLE I

                                  THE MERGER


Section 1.1    The Merger.........................................   1
Section 1.2    Closing............................................   2
Section 1.3    Effective Time.....................................   2
Section 1.4    Certificate of Incorporation; By-Laws..............   2
Section 1.5    Directors and Officers of the Surviving Corporation   3

                                  ARTICLE II

                             CONVERSION OF SHARES

Section 2.1    Conversion of Capital Stock........................   3
Section 2.2    Exchange of Certificates...........................   4
Section 2.3    Company Equity-Based Awards........................   7
Section 2.4    Dissenter's Rights.................................   8

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1    Organization.......................................   9
Section 3.2    Capitalization.....................................  10
Section 3.3    Authorization; Validity of Agreement...............  11
Section 3.4    No Violations; Consents and Approvals..............  12
Section 3.5    SEC Reports and Financial Statements...............  13
Section 3.6    Absence of Certain Changes.........................  14
Section 3.7    Absence of Undisclosed Liabilities.................  15
Section 3.8    Proxy Statement....................................  15
Section 3.9    Employee Benefit Plans; ERISA......................  16
Section 3.10   Litigation; Compliance with Law....................  20
Section 3.11   Intellectual Property..............................  21
Section 3.12   Significant Agreements.............................  21
Section 3.13   Taxes..............................................  22
Section 3.14   Environmental Matters..............................  23
Section 3.15   Required Vote by Company Stockholders..............  25
Section 3.16   Brokers............................................  25
Section 3.17   Public Utility Company; Public Utility
                    Regulatory Policies Act.......................  25
Section 3.18   Fairness Opinion...................................  27
Section 3.19   Excluded Subsidiaries..............................  27
Section 3.20   No Other Representations or Warranties.............  27

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF DOW

Section 4.1    Organization.......................................  27
Section 4.2    Authorization; Validity of Agreement...............  27
Section 4.3    No Violations; Consents and Approvals..............  28
Section 4.4    Title to Shares....................................  29
Section 4.5    Brokers............................................  29
Section 4.6    No Other Representations or Warranties.............  29

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER


Section 5.1    Organization.......................................  29
Section 5.2    Authorization; Validity of Agreement...............  30
Section 5.3    No Violations; Consents and Approvals..............  30
Section 5.4    Proxy Statement....................................  32
Section 5.5    Interim Financial Condition........................  32
Section 5.6    Financing..........................................  32
Section 5.7    Surviving Corporation After the Merger.............  32
Section 5.8    Beneficial Ownership of Shares; Interested
                    Stockholder...................................  32
Section 5.9    Brokers............................................  33
Section 5.10   Public Utility Company; Public Utility
                    Regulatory Policies Act.......................  33
Section 5.11   Absence of Litigation..............................  33
Section 5.12   No Prior Activities................................  34
Section 5.13   No Other Representations or Warranties.............  34

                                  ARTICLE VI

                                   COVENANTS

Section 6.1    Interim Operations of the Company..................  34
Section 6.2    Acquisition Proposals..............................  36
Section 6.3    Audited Financial Statements.......................  38
Section 6.4    Access to Information..............................  38
Section 6.5    Further Action; Reasonable Best Efforts............  39
Section 6.6    Employee Benefits..................................  40
Section 6.7    Stockholders' Meeting; Proxy Statement.............  42
Section 6.8    Directors' and Officers' Insurance and
                    Indemnification...............................  43
Section 6.9    Publicity..........................................  46
Section 6.10   No Solicitation....................................  46
Section 6.11   Certain Arrangements...............................  46

Section 6.12   Voting Agreement...................................  47
Section 6.13   Employee Benefits Indemnification..................  47
Section 6.15   Acquisition Proposals..............................  48
Section 6.16   Tax Matters........................................  48

                                  ARTICLE VII

                                  CONDITIONS

Section 7.1    Conditions to Each Party's Obligation To
                    Effect the Merger.............................  53
Section 7.2    Conditions to Parent and Purchaser's Obligations to
                    Effect the Merger.............................  53
Section 7.3    Conditions to the Company's Obligation to
                    Effect the Merger.............................  54

                                 ARTICLE VIII

                                  TERMINATION

Section 8.1    Termination........................................  55
Section 8.2    Effect of Termination..............................  55
Section 8.3    Fee................................................  56

                                  ARTICLE IX

                                 MISCELLANEOUS


Section 9.1    Fees and Expenses..................................  56
Section 9.2    Specific Performance...............................  56
Section 9.3    Amendment; Waiver..................................  56
Section 9.4    Survival...........................................  57
Section 9.5    Notices............................................  57
Section 9.6    Interpretation.....................................  59
Section 9.7    Headings; Schedules................................  59
Section 9.8    Counterparts.......................................  59
Section 9.9    Entire Agreement...................................  59
Section 9.10   Severability.......................................  60
Section 9.11   Governing Law......................................  60
Section 9.12   Assignment.........................................  60
Section 9.13   Consent to Jurisdiction............................  60

                         LIST OF SCHEDULED DISCLOSURES

Disclosure                                                          Schedule
----------                                                          --------
List of Subsidiaries............................................... 3.1
Capital Stock Obligations.......................................... 3.2(a)
Certain Subsidiaries............................................... 3.2(b)
Certain Violations or Terminations................................. 3.4(a)
Certain Notices and Filings........................................ 3.4(b)
Certain Actions.................................................... 3.6
Certain Disclosed Liabilities...................................... 3.7
Employee Benefit Plans/ERISA Plans................................. 3.9(a)
Employee Benefit Plans Compliance.................................. 3.9(f)
Post-Retirement Plans.............................................. 3.9(h)
Severance Benefits................................................. 3.9(j)
Employee Information............................................... 3.9(k)
Pending Proceedings................................................ 3.10
Infringements on Intellectual Property............................. 3.11
Dow Agreements..................................................... 3.12(a)
Significant Agreements in Breach or Default........................ 3.12(b)
Required Consents.................................................. 3.12(c)
Pending Tax Proceedings............................................ 3.13
Certain Environmental Matters...................................... 3.14(a)
Environmental Claims............................................... 3.14(b)
QF Projects........................................................ 3.17(b)
EWG Projects....................................................... 3.17(c)
FUCO Projects...................................................... 3.17(d)
Certain Indebtedness............................................... 6.1(d)
Interim Benefits and Compensation Changes.......................... 6.1(e)
Termination of Certain Agreements.................................. 6.11(a)
Release of Dow as Obligor.......................................... 6.11(b)

                            TABLE OF DEFINED TERMS
                            ----------------------

Term                                                        Section
----                                                        -------
Acquisition Proposal.......................................   6.2(d)
AES........................................................   6.2(a)
affiliates.................................................   9.6
Allocation Schedule........................................   6.16(a)
Antitrust Division.........................................   6.5(c)
associates.................................................   9.6
Assertion..................................................   6.8(c)
Balance Sheet..............................................   3.5
beneficial ownership.......................................   9.6
Board......................................................   3.3(a)
Certificate of Merger......................................   1.3
Certificates...............................................   2.2(b)
Change in Control..........................................   6.6(a)
Closing....................................................   1.2
Closing Date...............................................   1.2
Code............................................... .......   3.9(b) (v), 6.16(a)
Company....................................................   Recitals
Company Common Stock.......................................   Recitals
Company Employees..........................................   6.6(c)
Company SEC Documents......................................   3.5
Competition Laws...........................................   6.5(c)
Confidentiality Agreements.................................   6.4
Delaware Courts............................................   9.13
DGCL.......................................................   Recitals
Disclosure Schedule........................................   3.1(b)
Dissenting Shares..........................................   2.4
Dow........................................................   Recitals
Dow Agreements.............................................   3.12(a)
Dow Shares.................................................   Recitals
Effective Time.............................................   1.3
Environmental Claim........................................   3.14(e)(i)
Environmental Laws.........................................   3.14(e)(ii)
ERISA......................................................   3.9(a)
ERISA Plans................................................   3.9(a)
EWG Projects...............................................   3.17(c)
Exchange Act...............................................   3.4(b)
Exchange Fund..............................................   2.2(a)
Excluded Subsidiaries......................................   3.1(a)
FERC.......................................................   3.17(b)
Forms......................................................   6.16(a)
FPA........................................................   3.17(a)
FTC........................................................   6.5(c)
FUCO Projects..............................................   3.17(d)
GAAP.......................................................   3.5
Governmental Entity........................................   3.4(b)
Hazardous Substances.......................................   3.14(c)(iii)
HSR Act....................................................   6.5(c)

Immaterial Subsidiaries...................................... 3.1(a)
include[s]/[ing]............................................. 9.6
Indemnified Liability........................................ 6.8(b)
Indemnified Parties.......................................... 6.8(b)
Indemnified Party............................................ 6.8(b)
Indemnitors.................................................. 6.8(c)
Intellectual Property........................................ 3.11
made available............................................... 9.6
Material Adverse Effect...................................... 3.1(a)
Merger....................................................... 1.1
Merger Consideration......................................... 2.1(a)
Parent....................................................... Recitals
Parent Plans................................................. 6.6(b)
Paying Agent................................................. 2.2(a)
Person....................................................... 3.1(a)
Plans........................................................ 3.9(a)
Preferred Stock.............................................. 3.2(a)
Proceeding................................................... 6.16(g)
Proxy Statement.............................................. 6.7(b)
PUHCA........................................................ 3.17(a)
Purchaser.................................................... Recitals
Purchaser Common Stock....................................... 2.1
QF Projects.................................................. 3.17(b)
Section 338(h)(10) Elections................................. 6.14(a)
Securities Act............................................... 3.5
SEC.......................................................... 3.5
Secretary of State........................................... 1.3
Shares....................................................... Recitals
Significant Agreements....................................... 3.12(a)
Special Meeting.............................................. 6.7(a)
Stock Plan................................................... 2.3(a)
Stock Purchase Agreement..................................... Recitals
Stock Purchase Plan.......................................... 2.3(c)
Subscriber................................................... 2.3(c)
Subsidiary................................................... 3.1(a)
Surviving Corporation........................................ 1.1
Taxes........................................................ 3.13
Tax Claim.................................................... 6.16(f)
Tax Return................................................... 3.13
Tax Sharing Agreement........................................ 6.16(b)
Transfer Taxes............................................... 6.16(c)(iii)
Variable Pay Plan............................................ 2.3(b)

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated as of February 17, 1997, by and among Destec Energy, Inc., a Delaware corporation (the "Company"), The Dow Chemical Company, a Delaware corporation ("Dow"), NGC Corporation, a Delaware corporation ("Parent"), and NGC Acquisition Corporation II, a wholly owned subsidiary of Parent and a Delaware corporation ("Purchaser").

          WHEREAS, the Boards of Directors of Parent, Purchaser, Dow and the Company have each approved, and the Boards of Directors of Parent, Purchaser and the Company deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and the merger of Purchaser with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"); and

          WHEREAS, the number of shares of common stock, $.01 par value of the Company (referred to herein as "Shares" or "Company Common Stock") owned by Dow is set forth on Schedule A hereto (the "Dow Shares") and Dow has agreed to vote all of the Dow Shares in favor of the approval of this Agreement and the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to conditions of
                      ----------
this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3 hereof), Purchaser shall be merged (the "Merger") with and into the Company and the separate corporate existence of Purchaser shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

          Section 1.2  Closing.  The closing of the Merger (the "Closing") will
                       -------
take place at 10:00 a.m., New York time, on the second business day after satisfaction or waiver of all of the conditions set forth in Article hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless an earlier date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

          Section 1.3  Effective Time.  On or as promptly as practicable
                       --------------
following the Closing Date, Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Secretary of State, or such later date and time as shall be agreed upon by Purchaser, Dow and the Company and set forth therein, and such time is hereinafter referred to as the "Effective Time."

          Section 1.4  Certificate of Incorporation; By-Laws.  Pursuant to the
                       -------------------------------------
Merger, (x) the Amended and Restated Certificate of Incorporation of the Company shall be amended in the form of the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Amended and Restated Certificate of Incorporation, and (y) the By-laws of Pur-chaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Amended and Restated Certificate of Incorporation and such By-laws.

          Section 1.5  Directors and Officers of the Surviving Corporation.
                       ---------------------------------------------------

          (a) The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                  ARTICLE II

                             CONVERSION OF SHARES

          Section 2.1  Conversion of Capital Stock.  As of the Effective Time,
                       ---------------------------
by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holders of any shares of Company Common Stock or the common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock"):

          (a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1 (c) and other than Dissenting Shares (as defined herein) covered by Section 2.4) shall be converted into the right to receive $21.65 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

          (b) Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c) Each share of Company Common Stock that is held by the Company as treasury stock and each share of Company Common Stock owned by Parent, Purchaser or any other Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

          Section 2.2  Exchange of Certificates.
                       ------------------------

          (a) Prior to the Effective Time, Parent shall designate the Company's registrar and transfer agent, or such other bank or trust company as agreed in writing by the parties, to act as paying agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company (the "Paying Agent"), to receive the funds to which holders of Shares shall become entitled pursuant to Sections 2.1(a) and 2.3. Prior to the Effective Time, Parent will deposit or cause to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1(a) (the "Exchange Fund") on a timely basis; provided, that no such deposit shall relieve Parent of its obligation to pay the
--------
Merger Consideration pursuant to Section 2.1(a). Notwithstanding anything to the contrary in this Section 2.2, Parent and the Company will make arrangements with the Paying Agent to the reasonable satisfaction of Dow such that

Dow, and any other stockholder of the Company that is present at the office of the Paying Agent in person or through a personal representative (it being understood that Dow need not be present at the office of the Paying Agent because it will be present at the Closing) and gives the Company at least two days prior written notice that it will be present at that office, will receive, as soon as possible after the Effective Time (but in any event on the same date as the Effective Time) in same day funds by wire transfer to such accounts as Dow or such stockholders shall specify with at least two days prior written notice, the Merger Consideration (in the case of Dow without any deduction or offset whatsoever for any purpose, including deductions for withholding taxes so long as Dow has complied with applicable tax law in completing and delivering any required forms) for each of its or their shares of Company Common Stock (provided that Dow and any such stockholders have surrendered the Certificates (as defined below) for their shares of Company Common Stock to the Paying Agent and, with respect to stockholders other than Dow, complied with the terms and conditions of Section 2.2(b) hereof).

          (b) At the Effective Time, Parent will instruct the Paying Agent to promptly, and in any event not later than five business days following the Effective Time, mail to each holder of record of a certificate or certificates (other than holders who are paid on the Closing Date pursuant to the last sentence of Section 2.2(a)), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent or Purchaser, or any Subsidiary of Parent or Purchaser, or Dissenting Shares (as defined in Section 2.4)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. Any portion of the Exchange Fund which remains unclaimed by the former holders of Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holders of Shares shall thereafter look only to the Surviving Corporation for any cash to which they are entitled as a result of the Merger. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement such amounts as the Surviving Corporation is required to deduct and withhold with respect to making such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law. To the extent that such amounts are withheld by or on behalf of the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided that the Person to whom the Merger Consideration is
                 --------
paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          Section 2.3  Company Equity-Based Awards.
                       ---------------------------

          (a) Immediately prior to the Effective Time, each option granted by the Company pursuant to the Destec Energy, Inc. 1990 Award and Option Plan, as amended on February 14, 1997 (the "Stock Plan") to purchase shares of Company Common Stock, whether or not exercisable, which is outstanding and unexercised at such time, shall be cancelled to the Company and each grantee thereof shall be entitled to receive immediately prior to the Effective Time, in lieu of the shares of Company Common Stock that would otherwise have been issuable upon exercise, an amount in cash computed by multiplying (i) the excess, if any, of
(x) the Merger Consideration over (y) the per share exercise price applicable to such option by (ii) the number of such shares of Company Common Stock then subject to such option. Prior to the Closing, the Company will use its reasonable best efforts to obtain a written acknowledgement by any holder of an option whose per share exercise price is greater than the Merger

Consideration that the payment made pursuant to this section 2.3(a) is being made in consideration of the cancellation of such recipient's award and other rights under the Stock Plan.

          (b) Immediately prior to the Effective Time, each share of Deferred Stock and Restricted Stock awarded under the Stock Plan or awarded or subject to award under the Destec Energy, Inc. 1995 Variable Pay Plan, as amended through February 14, 1997 (the "Variable Pay Plan"), shall become fully vested and nonforfeitable, and shall be cancelled to the Company and each grantee thereof shall be entitled to receive immediately prior to the Effective Time, in lieu of the shares of Company Common Stock that would otherwise have been deliverable, an amount in cash computed by multiplying (i) the Merger Consideration and (ii) the number of such shares of Deferred Stock or Restricted Stock.

          (c) In accordance with the terms of the Destec Energy, Inc. Employees' Stock Purchase Plan, as amended on February 14, 1997 (the "Stock Purchase Plan"), immediately prior to the Effective Time, (i) each participant (a "Subscriber") in the Stock Purchase Plan shall be entitled to receive a cash lump sum in an amount equal to the cash amounts previously deducted from such Subscriber in respect of the current Plan Year (as defined in the Stock Purchase
Plan) and (ii) each Subscriber who is a Subscriber as of the Change in Control Date (as defined in the Stock Purchase Plan) shall be entitled to receive an amount in cash equal to the product of (x) the number of shares subscribed for by such Subscriber in respect of the Plan Year (as defined in the Stock Purchase
Plan) and (y) the excess, if any, of the Merger Consideration over the lower of the Plan Price or the Market Price for such Plan Year (as such terms are defined in the Stock Purchase Plan).

          (d) All payments made pursuant to this Section 2.3 shall be subject to applicable withholding taxes.

          Section 2.4  Dissenter's Rights.  Notwithstanding anything in this
                       ------------------
Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1 (a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. Dow hereby waives any and all rights under the DGCL to make a demand for appraisal in connection with the Merger and covenants and agrees with Parent and Purchaser not to take any action under Section 262 of the DGCL or otherwise that would be inconsistent with Section 6.12 hereof.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Purchaser that:

          Section 3.1  Organization.  (a)  The Company and each of its
                       ------------
Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation or Person (as hereinafter defined) and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed would not have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, but excluding any such effect resulting from general economic conditions and any occurrence or condition affecting generally the independent power industry. The Company has previously delivered to Parent a complete and correct copy of each of its Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect. "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person, other than immaterial or inactive corporations or other entities (together, the "Immaterial Subsidiaries") and, with respect to the Company, other than Hartwell Energy Limited Partnership, Commonwealth Atlantic Limited Partnership and Nevada Cogeneration Associates No. 2 (collectively, the "Excluded Subsidiaries"). "Person" shall mean an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental Entity.

          (b) Schedule 3.1 of the disclosure schedule delivered by the Company to Parent prior to the date hereof (the "Disclosure Schedule") lists each of the Company's Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary.

          (c) None of the Immaterial Subsidiaries have liabilities or obligations that would result in a Material Adverse Effect.

          Section 3.2  Capitalization.
                       --------------

          (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 preferred shares, par value $1.00 per share (the "Preferred Stock"). As of December 31, 1996, (i) 56,079,260 shares of Company Common Stock were issued and outstanding, (ii) 6,170,740 shares of Company Common Stock were issued and held in the treasury of the Company and (iii) there were no shares of Preferred Stock issued and outstanding. Since December 31, 1996, the Company has not issued any shares of capital stock of any class of the Company other than issuances of shares of Company Common Stock pursuant to awards under the Stock Plan, the Variable Pay Plan or the Stock Purchase Plan outstanding as of such date. All the outstanding shares of the Company's capital stock are duly authorized, validly is sued, fully paid and non-assessable. Except as set forth in Schedule 3.2(a) of the Disclosure Schedule, as of the date hereof, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or ex changeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company or
(iii) voting trusts or voting or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. As of the date hereof, there are no existing awards of stock appreciation rights under the Stock Plan or the Variable Pay Plan.

          (b) Except as set forth in Schedule 3.2(b) of the Disclosure Schedule and except for directors qualifying shares or shares issued under similar arrangements, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company.

          (c) Australian Power Partners B.V. owns a 20% partnership interest in the Hazelwood Power Partnership and Destec Australia Energy Finance Pty. Ltd. owns a 12.55% limited partnership interest in Hazelwood Finance Limited Partnership.

          Section 3.3  Authorization; Validity of Agreement.
                       ------------------------------------

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 6.7 hereof, to consummate the transac-tions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Board") and, other than approval and adoption of this Agreement by the holders of at least 662/3% of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent, Dow and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) The Board has duly approved the transactions contemplated by this Agreement for the purposes of Section 203 of the DGCL such that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement.

          Section 3.4  No Violations; Consents and Approvals.
                       -------------------------------------

          (a) Except as set forth in Schedule 3.4(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) assuming stockholder approval as contemplated by Section 6.7 hereof has been obtained, violate any provision of the Amended and Restated Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, the provisions of any note, mortgage, indenture, guarantee, lease, license, contract, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that all consents, authorizations and approvals contemplated by Section 3.4(b) have been obtained and all filings contemplated thereby have been made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their assets; in each case, except for such violations, breaches, defaults, terminations, amendments, cancellations or accelerations which (x) would not prevent the Merger, (y) would not result in a Material Adverse Effect or (z) result from the regulatory status of Parent or Purchaser.

          (b) Except as disclosed in Schedule 3.4(b) of the Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any U.S., state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws (as defined in Section 6.5(b)), (ii) applicable requirements under the Securities Exchange Act of 1934, as amended and the regulations thereunder (the "Exchange Act"), (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) applicable requirements under state securities or "blue sky" laws of various states or non-United States change-in-control or investment laws or regulations, and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) the failure of which to be obtained or made would not prevent the Merger or result in a Material Adverse Effect or
(y) required as a result of the regulatory status of Parent or Purchaser.

          Section 3.5  SEC Reports and Financial Statements.  The Company has
                       ------------------------------------
filed with the Securities and Exchange Commission (the "SEC") all reports, forms and documents required to be filed by it since January 1, 1994 under the Exchange Act and has heretofore made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, respectively, and its Amendment to its Annual Report on Form 10-K/A for the year ended December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996, respectively, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1,

1994 (in the form mailed to stockholders), (iv) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1994 (other than registration statements on Form S-8 or Form 8-A, filings on Form T-1 or preliminary materials and registration statements in forms not declared effective) and (v) the unaudited consolidated balance sheet as of December 31, 1996 (the "Balance Sheet"). The documents described in clauses (i)-(iv) above are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933 (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents and the Balance
Sheet have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the interim financial statements and the Balance Sheet are subject to year end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. No variation in the balance sheet included in the audited financial statements for the year ended December 31, 1996 delivered to Parent pursuant to
Section 6.3 hereof from the Balance Sheet will result in a Material Adverse Effect.

          Section 3.6  Absence of Certain Changes.  Except as disclosed in the
                       --------------------------
Company SEC Documents or as disclosed in Schedule 3.6 to the Disclosure Schedule, from December 31, 1996 until the date of this Agreement, (i) there has not been a Material Adverse Effect and (ii)(a) the Company has not declared, set aside or paid any dividend or other distribution with respect to its capital stock, (b) neither the Company nor any of its

Subsidiaries has issued or disposed of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, or rights of any kind to acquire, any shares of its capital stock of any class or any other ownership interest, other than issuances of shares of the Company in respect of the exercise of options, warrants or rights outstanding as of such date and other than the issuance of shares or ownership interests in the Company or any wholly owned Subsidiary, (c) the Company and its Subsidiaries have not incurred any material indebtedness for borrowed money other than short term indebtedness incurred in the ordinary course of business and indebtedness of Subsidiaries incurred in connection with the acquisition, development, construction or operation of power generation or energy producing facilities, which indebtedness is without recourse to the Company or its assets (other than the assets or earnings of such Subsidiary or such facility), and (d) the Company has not changed any of the accounting principles or practices used by the Company or its Subsidiaries, except as required as a result of a change in law, SEC guidelines or GAAP (or, if applicable with respect to Subsidiaries, applicable foreign generally accepted accounting principles).

          Section 3.7  Absence of Undisclosed Liabilities.  Except as and to
                       ----------------------------------
the extent disclosed in the Company SEC Documents or as disclosed in Schedule
3.7 to the Disclosure Schedule, since the date of the Balance Sheet, the Company and its Subsidiaries have not incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for such liabilities as would not result in a Material Adverse Effect and except for liabilities and obligations resulting from the execution and delivery of this Agreement or relating to the transactions contemplated hereby.

          Section 3.8  Proxy Statement.  The Proxy Statement (as defined in
                       ---------------
Section 6.7(b)) (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting (as defined in Section 6.7(a)), (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Purchaser for inclusion in the Proxy Statement.

          Section 3.9  Employee Benefit Plans; ERISA.
                       -----------------------------

          (a) Schedule 3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, deferred stock, stock appreciation right, vacation policy, superannuation, severance or termination pay, hospitalization or other medical, life or other insurance, flexible benefit, cafeteria plan, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company or its Subsidiaries, for the benefit of any employee or former employee of the Company or any of its Subsidiaries employed in the United States (the "Plans"). Schedule 3.9(a) identifies each of the Plans (collectively, the "ERISA Plans") that is an "employee benefit plan," as defined in section 3(3) of the Employee Retirement Security Income Plan of 1974, as amended ("ERISA").

          (b) With respect to each Plan, the Company has heretofore delivered or made available to Purchaser a true and complete copy of each of the following documents:

               (i)   the Plan (including all amendments thereto);

               (ii) the most recent annual report and actuarial report with respect to each such Plan, if required under ERISA;

               (iii) the most recent report on Form 5500 and Summary Plan Description, together with each Summary of Material Modifications required under ERISA with respect thereto;

               (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

               (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          (c) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has any obligation with respect to a Plan which is either a defined benefit plan or a money purchase plan or which is subject to Title IV of ERISA.

          (d) No direct or indirect liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries with respect to any Plan and the Company does not reasonably expect that it or any of its Subsidiaries will incur liabilities under such Title, other than liabilities that would not have a Material Adverse Effect.

          (e)  No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

          (f) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. Each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); to the knowledge of the Company, no event has occurred since the date of such determination that would adversely affect such qualification; and each trust maintained thereunder has been determined by the

Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Except as disclosed in Schedule 3.9(f) of the Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, the Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Plans, each employee benefit plan, policy and arrangement applicable to employees of the Company and its Subsidiaries who are employed outside of the United States has been operated and administered in all material respects in accordance with its terms and applicable law and the Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with each such plan, policy and arrangement, except where a failure to so operate or administer or to perform such obligations would not result in a Material Adverse Effect. There are no pending, or to the actual knowledge of the Company, threatened, material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). Except as disclosed in Schedule 3.9(f) of the Disclosure Schedule, as of the date hereof, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Entity, other than matters that could not reasonably be expected to have a Material Adverse Effect.

          (g) Neither the Company nor any of its Subsidiaries, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either (i) breach of fiduciary duty liability damages under section 409 of ERISA, (ii) a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, except where such damages, penalty or tax would not reasonably be expected to have a Material Adverse Effect.

          (h) Except as set forth in Schedule 3.9(h) to the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or its Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (i) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status.

          (j) Except as disclosed in Schedule 3.9(j)(i) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (1) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits under, any Plan or (2) create or give rise to any additional vested rights or service credits under any Plan. Except as disclosed in Schedule 3.9(j)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, nor has the Company or any of its Subsidiaries established any policy or practice, requiring any such entity to make a payment or provide any other form of compensation or benefit to any person performing services for the Company or any of its Subsidiaries upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement. In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder, under the Plans, or under any other agreement (including, without limitation, the employment and severance agree-ments listed in Schedule 3.9(j)(iii) of the Disclosure Schedule) which, in the aggregate, would result in imposition of the sanctions imposed under sections 280G and 4999 of the Code.

          (k) Schedule 3.9(k)(i) of the Disclosure Schedule contains a true and complete list of each employment or severance agreement and, to the actual knowledge of the Management Committee and the General Counsel, each consulting agreement with an individual providing for payment obligations in excess of $350,000, pertaining to any employee of the Company or any of its Subsidiaries. The Company has heretofore delivered or made available to Purchaser a true and complete copy of each such employment and severance agreement. Schedule 3.9(k)(ii) of the Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by the Company and its Subsidiaries as of the date of this Agreement. None of said employees are subject to union or collective bargaining agreements with the Company or any of its Subsidiaries.

          Section 3.10  Litigation; Compliance with Law.
                        -------------------------------

          (a) Except as set forth in Schedule 3.10 of the Disclosure Schedule or as disclosed in the Company SEC Documents and except for claims under Environmental Laws (which are the subject of Section 3.14), there is no (i) suit, claim, action, proceeding or investigation (A) pending or, to the actual knowledge of the Company, threatened, against the Company or any of its Subsidiaries which if determined adversely to the Company or such Subsidiaries would have a Material Adverse Effect or (B) as of the date hereof, pending or, to the actual knowledge of the Company, threatened, against the Company or any of its Subsidiaries which if determined adversely to the Company or such
                                        ---------
Subsidiaries would prevent the Merger or (ii) judgment, decree, injunction, rule or order of a Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries (x) which would have a Material Adverse Effect or (y) in effect as of the date hereof which would prevent the Merger.

          (b) Except as disclosed in the Company SEC Documents and except for Environmental Laws (which are the subject of Section 3.14), the operations of the

Company and its Subsidiaries are not being conducted in violation of any law, statute, regulation, and judgment, decree, order or injunction of any Governmental Entity, except where such violations would not have a Material Adverse Effect.

          (c) The Company and its Subsidiaries hold all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted except for licenses, permits, variances or approvals under Environmental Laws (which are the subject of Section 3.14) and except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect.

          Section 3.11  Intellectual Property.  Except as set forth on Schedule
                        ---------------------
3.11 of the Disclosure Schedule, the Company and its Subsidiaries own, or possess licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information (collectively, "Intellectual Property") necessary in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses or valid rights to use would not have a Material Adverse Effect. To the actual knowledge of the Company, except as disclosed in Schedule 3.11 of the Disclosure Schedule, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property of any third party except where such infringement would not result in a Material Adverse Effect and (ii) no Person is infringing upon any Intellectual Property of the Company or its Subsidiaries except where such infringement would not result in a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such loss or encumbrance would not have a Material Adverse Effect.

          Section 3.12  Significant Agreements.
                        ----------------------

          (a) Schedule 3.12(a) of the Disclosure Schedule lists all contracts, agreements and commitments between the Company or any of its Subsidiaries, on the one hand, and on the other hand Dow or any of its affiliates (other than the Company and its Subsidiaries) that will survive the consummation of the Merger, excluding contracts, agreements and commitments which collectively are immaterial to the Company and except for this Agreement and the other agreements entered into in connection with this Agreement (the "Dow Agreements"). The Company has heretofore made available to Parent complete and correct copies of the Dow Agreements and the contracts or agreements of the Company included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-K/A (the Dow Agreements and such other agreements and contracts being referred to herein as the "Significant Agreements").

          (b) Except as set forth in Schedule 3.12(b) of the Disclosure Schedule, to the knowledge of the Company each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms; neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination of any Significant Agreement; and there exists no event of default or occurrence, condition or act on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of the other parties to the Significant Agreements which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Significant Agreements; except where the failure to be in full force and effect would not have, and such breaches and defaults as would not result in, a Material Adverse Effect.

          (c) Except as disclosed on Schedules 3.4(a) and Schedule 3.12(c) of the Disclosure Schedule, no consents from any third parties under any Significant Agreements are required in connection with the consummation of the Merger, except for such consents, which if not received, would not result in a Material Adverse Effect or prevent the consummation of the Merger.

          (d) Other than the Significant Agreements, and any contract, agreement or commitment previously provided or made available to Parent or Purchaser, there are no contracts or agreements, the performance of which would result in a Material Adverse Effect.

          Section 3.13  Taxes.  (a) The Company and its Subsidiaries have (i)
                        -----
filed (or there have been filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed by them and such Tax Returns are true, correct and complete, and (ii) paid or withheld or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) that are due and payable or required to be withheld for all taxable periods and portions thereof through the date hereof; (b) except as set forth on Schedule 3.13 of the Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes of the Company or its Subsidiaries, and no assessment, deficiency or adjustment has been asserted with regard to any such Taxes that the Company and its Subsidiaries have not paid or have not made provision for in accordance with GAAP or are contesting in good faith; (c) there are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith; and (d) except as set forth on
Schedule 3.13 of the Disclosure Schedule there is not in force any extension of time for the assessment or payment of any Tax with respect to the Company or any Subsidiary of the Company.

          For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 3.14  Environmental Matters.
                        ---------------------

          (a) Except as disclosed in the Company SEC Documents or as disclosed in Schedule 3.14(a) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes the possession of permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where such non-compliance would not result in a Material Adverse Effect.

          (b) Except as disclosed in the Company SEC Documents or as disclosed in Schedule 3.14(b) of the Disclosure Schedule, there are no Environmental Claims (as hereinafter defined) pending or, to the actual knowledge of the Company, threatened, against the Company or its Subsidiaries that would result in a Material Adverse Effect.

          (c) As of the date hereof, to the actual knowledge of the Management Committee and the General Counsel of the Company, except as previously disclosed or contained in materials previously provided or made available to Parent or Purchaser, the Company and its Subsidiaries are not subject to any remedial obligations required under Environmental Laws that would result in a Material Adverse Effect.

          (d) Parent and Purchaser acknowledge that the representations and warranties contained in this Section 3.14 are the only representations and warranties being made by the Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits issued or required under Environmental Laws, that no other representation by the Company contained in this Agreement shall apply to any such matters and that no other representation or warranty, express or implied, is being made with respect thereto.

          (e)  As used in this Agreement:

               (i) the term "Environmental Claim" means any claim, action, investigation or written notice to the Company or its Subsidiaries by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation of any applicable Environmental Law;

               (ii) the term "Environmental Laws" means all federal, state, local and foreign laws and regulations, decrees and legal requirements including judicial and administrative decrees, as in effect and as interpreted as of the date hereof, relating to pollution or protection of the environment, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and

               (iii) the term "Hazardous Substance" means chemicals, pollutants, contaminants, solid and hazardous wastes, hazardous and toxic substances, and oil and petroleum products.

          Section 3.15  Required Vote by Company Stockholders.  The affirmative
                        -------------------------------------
vote of the holders of at least 66 2/3% of the outstanding Shares entitled to vote hereon is the only vote of any class of capital stock of the Company required by the DGCL, the Amended and Restated Certificate of Incorporation or the By-Laws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

          Section 3.16  Brokers.  Except for Morgan Stanley & Co. Incorporated,
                        -------
no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
The Company is solely responsible for the fees and expenses of Morgan Stanley & Co. Incorporated, the amount of which has been previously disclosed to Parent.

          Section 3.17  Public Utility Company; Public Utility Regulatory
                        -------------------------------------------------
Policies Act.
------------

          (a) Neither the Company nor any of its Subsidiaries is (i) subject to regulation as a "holding company" or a "subsidiary company" of a holding company or a "public utility company" under Section 2(a) of the Public Utility Holding Company Act of 1935 ("PUHCA"), (ii) except with respect to the Company's Subsidiaries that are "exempt wholesale generators" (as such term is defined in Section 32 of PUHCA) or engaged in power marketing activities, subject to regulation under the Federal Power Act, as amended ("FPA"), other than as contemplated by 18 C.F.R. (S) 292.601(c) or 18 C.F.R. (S) 35.12 or (iii) except with respect to the Company's Subsidiaries that are "exempt wholesale generators" (as such term is defined in Section 32 of PUHCA) or engaged in power marketing activities, subject to any state law or regulation with respect to rates or the financial or organizational regulation of electric utilities, other than as contemplated by 18 C.F.R. (S) 292.602(c).

          (b) Each of the power generation projects in which the Company or its Subsidiaries has an interest which is subject to the requirements under the Public Utility Regulatory Policies Act of 1978, as amended (16 U.S.C. (S) 796, et seq.), and the regulations of the Federal Energy Regulatory Commission ("FERC") promulgated thereunder, as amended from time to time, necessary to be a "qualifying cogeneration facility" and/or a "qualifying small power production facility" (the "QF Projects") meets such requirements. Schedule 3.17(b) sets forth a complete list of the QF Projects.

          (c) Each of the power generation projects in which the Company or its Subsidiaries has an interest which is subject to regulation as an "exempt wholesale generator" (as such term is defined in Section 32 of PUHCA) ("EWG Projects") as of the date hereof meets the requirements to maintain "exempt wholesale generator" status. A complete list of the Company's EWG Projects is disclosed in Schedule 3.17(c) of the Disclosure Schedule.

          (d) Each of the power generation projects in which the Company or its Subsidiaries has an interest which is subject to regulation as a "foreign utility company" (as such term is defined in Section 33 of PUHCA) ("FUCO Projects") as of the date hereof meets the requirements to maintain "foreign utility company" status. A complete list of the Company's FUCO Projects is disclosed in Schedule 3.17(d) of the Disclosure Schedule.

          Section 3.18  Fairness Opinion.  The Company has received the opinion
                        ----------------
of Morgan Stanley & Co. Incorporated to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

          Section 3.19  Excluded Subsidiaries.  To the actual knowledge of the
                        ---------------------
Management Committee and the General Counsel of the Company, there is no event or condition with respect to any Excluded Subsidiary that, if the Excluded Subsidiaries were included in the definition of Subsidiaries, would result in a breach of any representation or warranty set forth in this Article III.

          Section 3.20  No Other Representations or Warranties.  Except for the
                        --------------------------------------
representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company.


                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF DOW

          Dow represents and warrants to Parent and Purchaser as follows:

          Section 4.1  Organization.  Dow is a corporation duly organized,
                       ------------
validly existing and in good standing under the laws of the State of Delaware.

          Section 4.2  Authorization; Validity of Agreement.  Dow has the
                       ------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (which, for purposes of this Agreement shall include all of Dow's obligations under Section 6.12 hereof). The execution and delivery by Dow of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Dow and no other corporate proceedings on the part of Dow are necessary to authorize the execution and delivery of this Agreement by Dow and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Dow and, assuming due authorization, execution and delivery of this Agreement by the Company, Parent and Purchaser, is a valid and binding obligation of Dow enforceable against Dow in accordance with its terms.

          Section 4.3  No Violations; Consents and Approvals.
                       -------------------------------------

          (a) Neither the execution and delivery of this Agreement by Dow nor the consummation by Dow of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of Dow; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Dow is a party or by which its assets may be bound; or (iii) assuming that all consents, authorizations and approvals contemplated by Section 4.3(b) below have been obtained and all filings contemplated thereby have been made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Dow or any of its properties or assets; in each case, except for any such violations, breaches, defaults, terminations, amendments, cancellations or accelerations which would not individually or in the aggregate be reasonably expected to prevent the consummation by Dow of the transactions contemplated by this Agreement.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Dow or the consummation by Dow of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws; (ii) applicable requirements under the Exchange Act; (iii) applicable requirements under state securities and Blue Sky laws; (iv) applicable requirements pursuant to (S) 203 of the FPA; and
(v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not prevent the consummation by Dow of the transactions contemplated by this Agreement.

          (c) As of the date hereof, neither Dow, nor any of its properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent the consummation by Dow of the transactions contemplated hereby.

          Section 4.4  Title to Shares.
                       ---------------

          (a) The Dow Shares described in Schedule A represent all of the Shares beneficially owned by Dow. Dow is the sole record and beneficial owner of the Dow Shares.

          (b) There are no options or rights to acquire, or any agreements to which Dow is a party relating to, the Dow Shares, other than this Agreement.

          Section 4.5  Brokers.  No broker, finder or investment banker is
                       -------
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dow (it being understood that Morgan Stanley & Co. Incorporated is acting as investment banker for the Company and is entitled to a fee from the Company in connection with the transactions contemplated by this Agreement).

          Section 4.6  No Other Representations or Warranties.  Except for the
                       --------------------------------------
representations and warranties contained in this Article IV, neither Dow nor any other Person makes any other express or implied representation or warranty on behalf of Dow.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser represent and warrant to the Company as follows:

          Section 5.1  Organization.  Parent is a corporation duly organized,
                       ------------
validly existing and in good standing under the laws of Delaware and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed would not have a material adverse effect on the business or financial condition of Parent and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement. Parent has previously delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Purchaser, in each case as currently in effect.

          Section 5.2  Authorization; Validity of Agreement.  Each of Parent
                       ------------------------------------
and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Pur-chaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company and Dow, is a valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms.

          Section 5.3  No Violations; Consents and Approvals.
                       -------------------------------------

          (a) Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that all consents, authorizations and approvals contemplated by Section 5.3(b) have been obtained and all filings contemplated thereby have been made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets; except for such violations, breaches, defaults, terminations, amendments, cancellations or accelerations which would not materially impair or delay the consummation of the transactions contemplated by this Agreement.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws,
(ii) applicable requirements under the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) applicable requirements under state securities or "blue sky" laws of various states or non-United States change-in-control laws or regulations, (v) applicable requirements pursuant to
(S) 203 of the FPA and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not materially impair or delay the consummation of the transactions contemplated by this Agreement.

          Section 5.4  Proxy Statement.  None of the information supplied by
                       ---------------
Parent or Purchaser for inclusion in the Proxy Statement (including any amendments or supplements thereto) will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 5.5  Interim Financial Condition.  The unaudited balance sheet
                       ---------------------------
of Parent for the interim period ending September 30, 1996 has been prepared in accordance with GAAP (except as otherwise noted therein and except that the unaudited balance sheet is subject to year-end adjustment and does not contain all footnote disclosures required by GAAP) and fairly presents in all material respects the financial position of Parent as of the date thereof. Since such date, there has not been an adverse effect in Parent's financial condition that would materially adversely affect the ability of Parent or Purchaser to consummate the Merger.

          Section 5.6  Financing.  Parent and Purchaser will have sufficient
                       ---------
funds available (through existing credit arrangements or otherwise) at the Closing to pay the Merger Consideration and to perform their obligations hereunder and the obligations of the Surviving Corporation and its Subsidiaries following the Effective Time.

          Section 5.7  Surviving Corporation After the Merger.  At and
                       --------------------------------------
immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated in connection therewith (and any changes in the Surviving Corporation's assets and liabilities as a result thereof), the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur indebtedness beyond its ability to pay such debts as they mature.

          Section 5.8  Beneficial Ownership of Shares; Interested Stockholder.
                       ------------------------------------------------------
None of Parent, Purchaser or any of their respective affiliates or associates beneficially owns more than 5% of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

          Section 5.9  Brokers.  Except for Chase Securities Inc., no broker,
                       -------
finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Purchaser. Parent and Pur chaser are solely responsible for the fees and expenses of Chase Securities Inc.

          Section 5.10  Public Utility Company; Public Utility Regulatory
                        -------------------------------------------------
Policies Act.
------------

          (a) Neither Parent, Purchaser nor any of their respective Subsidiaries is (i) subject to regulation as a "holding company" or a "subsidiary company" of a holding company or a "public utility company" under
Section 2(a) of the PUHCA, (ii) except with respect to their power marketing activities, subject to regulation under the FPA, other than as contemplated by 18 C.F.R. (S) 292.601(c) or (iii) subject to any state law or regulation with respect to rates or the financial or organizational regulation of electric utilities, other than as contemplated by 18 C.F.R. (S) 292.602(c).

          (b) Neither Parent, Purchaser nor any of their respective Subsidiaries is engaged in any activities that would require any filing with, or receipt of regulatory approvals from, the Federal Energy Regulatory Commission under (S)(S) 203 (except with respect to their power marketing activities), 204 or 205 of the FPA in connection with the consummation of the transactions contemplated by this Agreement.

          Section 5.11  Absence of Litigation.  As of the date hereof, there is
                        ---------------------
no suit, claim, action, proceeding or investigation pending against, or to the actual knowledge of Parent and Purchaser, threatened against, Parent or Purchaser or any of their respective properties before any Governmental Entity or arbitrator which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement. As of the date hereof, neither Parent nor Purchaser nor any of their respective properties is subject to any judgment, decree, order or injunction of any Governmental Entity or arbitrator which would prevent or delay the consummation of the transactions contemplated hereby.

          Section 5.12  No Prior Activities.  Since the date of its
                        -------------------
incorporation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

          Section 5.13  No Other Representations or Warranties.  Except for the
                        --------------------------------------
representations and warranties contained in this Article V, neither Parent, Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Purchaser.


                                   ARTICLE VI

                                   COVENANTS

          Section 6.1  Interim Operations of the Company.  The Company covenants
                       ---------------------------------
and agrees that after the date hereof and prior to the Effective Time, except as
(i) contemplated by this Agreement, (ii) required by applicable law, by any Significant Agreement or by any Plan disclosed on Schedule 3.9(a) of the Disclosure Schedule or (iii) agreed to in writing by Parent:

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve its business organization and the business organization of its Subsidiaries intact and maintain existing relations with customers, suppliers and employees;

          (b) the Company shall not amend its Amended and Restated Certificate of Incorporation or By-Laws and shall not authorize or vote in favor of, directly or indirectly, any amendment by its Subsidiaries of their respective organizational documents;

          (c) the Company shall not declare, set aside or pay any dividend or other distribution with respect to its capital stock; and neither the Company nor its Subsidiaries shall (i) issue or dispose of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, or rights to acquire, any shares of capital stock of any class of the Company or its Subsidiaries other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and disclosed to Purchaser in writing (including as disclosed in the Company SEC Documents); or (ii) re-deem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) Neither the Company nor its Subsidiaries shall incur any indebtedness for borrowed money other than (i) short term indebtedness incurred in the ordinary course of business (ii) indebtedness of Subsidiaries incurred in connection with the acquisition, development, construction or operation of power generation or energy producing facilities, which indebtedness is without recourse to the Company or its assets (other than the assets or earnings of such Subsidiary or such facility), and (iii) other indebtedness not in excess of $15 million in the aggregate;

          (e) except as set forth in Schedule 6.1(e) of the Disclosure Schedule, neither the Company nor its Subsidiaries shall (i) except for increases in the ordinary course of business consistent with past practice or to reflect promotions, grant any material increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employee;
(ii) adopt or otherwise materially increase, or accelerate the payment or vesting of the amounts payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (iii) enter into or amend in any material respect any existing employment or severance agreement or consulting agreement with any individual consultant (which consulting agreement provides for payments in excess of $350,000) or, except in accordance with the existing written policies of the Company, existing contracts or agreements or in the ordinary course of business consistent with past practice, grant any severance or termination pay to any officer, director, employee or individual consultant of the Company or any of its Subsidiaries;

          (f) neither the Company nor its Subsidiaries shall change the accounting principles used by it unless required by law, SEC guidelines or GAAP (or, if applicable with respect to Subsidiaries, applicable foreign generally accepted accounting principles);

          (g) The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire any material assets except in the ordinary course of business or incur or commit to incur, or consent to the incurrence by any of the Excluded Subsidiaries, of any capital expenditures (as such term is defined under GAAP) not included in the 1997 project financial models previously provided to Parent except for such capital expenditures not in excess of $1 million per project or more than $15 million in the aggregate; and

          (h) The Company shall not permit any individual to subscribe for any additional shares of Company Common Stock under the Stock Purchase Plan.

          (i) neither the Company nor its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

          Section 6.2  Acquisition Proposals.
                       ---------------------

          (a) The Company and its Subsidiaries will not, directly or indirectly through their respective officers, directors, employees, representatives and agents, (i) initiate, facilitate, encourage or solicit the making of any Acquisition Proposal (as hereinafter defined) or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any non-public information to, any third party relating to an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the approval of the Merger by the Company's stockholders the Company and the Board (i) may participate in negotiations or discussions (including, as a part thereof, making any counterproposal) with or furnish information to any third party that delivers a written Acquisition Proposal to the Company which was not solicited or encouraged after the date hereof if the Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such discussions or negotiations or to furnish such information could reasonably be expected to constitute a breach of the Board's fiduciary duties under applicable law and (ii) without qualifying the obligations of the Company pursuant to Section 6.7(a) hereof, shall be permitted to (x) take and disclose to the Company's stockholders a position with respect to the Merger or another Acquisition Proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (y) make disclosure to the Company's stockholders, in each case if the Board determines in good faith, after consultation with its outside counsel, that the failure to take such action could reasonably be expected to constitute a breach of the Board's fiduciary duties under, or otherwise violate, applicable law. The Company, Dow and their respective Subsidiaries, officers, directors, employees, representatives and agents shall immediately cease all existing activities, discussions and negotiations with any parties other than Parent and The AES Corporation ("AES") conducted heretofore with respect to an Acquisition Proposal.

          (b) The Company shall promptly advise Parent in writing of any inquiries or proposals relating to an Acquisition Proposal and any actions taken pursuant to Section 6.2(a) (including the material terms thereof and the identity of the other parties involved).

          (c)  Any action by the Board pursuant to the second sentence of
Section 6.2(a) shall not change the approval of the Board with respect to this Agreement for purposes of Section 203 of the DGCL.

          (d) For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal made by a third party relating to (i) a merger, recapitalization, share exchange, consolidation, business combination, sale of shares of capital stock or securities convertible into or exercisable or exchangeable for capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multi-step transaction or series of related transactions or, (ii) the acquisition of any material portion of the business or assets of the Company and its Subsidiaries or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing, in each case other than the transactions contemplated by this Agreement and other than the transactions related to the Company's disposition of its interest in the Tiger Bay project partnership to Florida Power Corporation or its affiliates.

          Section 6.3  Audited Financial Statements.  The Company will deliver
                       ----------------------------
to Parent a copy of audited financial statements for the year ended December 31, 1996 (and any consolidating financial statements used in the preparation thereof) promptly after such audited financial statements have been made publicly available.

          Section 6.4  Access to Information.  From the date of this Agreement
                       ---------------------
until the Effective Time, the Company shall afford to Parent and its authorized representatives and, solely with respect to the international operations of the Company and its Subsidiaries, to AES and its authorized representatives, reasonable access during normal business hours upon reasonable prior notice to all of its books and records and, during such period, the Company shall furnish promptly to Parent or AES, as applicable, such financial data and other information concerning its business, properties and personnel as Parent or AES may reasonably request. Parent or AES and their respective authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries. Until the Effective Time, Parent and Purchaser and AES will hold any such information in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated as of November 6, 1996, or between the Company and AES, dated as of October 24, 1996, (as the case may be "Confidentiality Agreements"), and will cause such information to be so held by their Representatives (as defined in the Confidentiality Agreement). Upon a termination of this Agreement pursuant to Section 8.1, Parent, Purchaser, AES and their respective Representatives shall return (and hold confidential) all information provided pursuant to this Section 6.4 and all other Information (as defined in the Confidentiality Agreements) pursuant to the procedures set forth in the Confidentiality Agreements. The foregoing shall not require the Company to permit any inspection or to disclose any information which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

          Section 6.5  Further Action; Reasonable Best Efforts.
                       ---------------------------------------

          (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, and the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action. In addition, the Company agrees to use its reasonable best efforts to assist AES in obtaining any necessary authorization, consent and approval with respect to a sale after the Effective Time by Parent or Purchaser to AES of any assets relating to the international operations of the Company and its Subsidiaries.

          (b) Parent, Purchaser, Dow and the Company shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity. Without limiting the foregoing, each of the parties shall cooperate in good faith and consult with each other with respect to filings, communications, agreements, arrangements or consents, written or oral, formal or informal, with the FERC and shall further use their reasonable best effort to obtain any approvals required to be received from the FERC in connection with the consummation of the transactions contemplated by this Agreement.

          (c) Without limiting Section 6.5(b), Dow and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act (as defined below) with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation; and Parent and Purchaser shall use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any Competition Law that is required for the consummation of the transactions contemplated by this Agreement, provided, however, that the foregoing shall not obligate Parent or Purchaser to take any action which would have a material adverse effect on the combined businesses of the Company and its Subsidiaries, and Parent and its affiliates, taken as a whole. "Competition Laws" means federal, state, local or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          Section 6.6  Employee Benefits.
                       -----------------

          (a) Parent and Purchaser hereby agree to honor without modification or contest, and agree to cause the Surviving Corporation to honor without modification or contest, and to make required payments when due under, all Plans and other agreements listed on Schedule 3.9(k) of the Disclosure Schedule in existence as of the date hereof (or as modified to the extent permitted by
Section 6.1); provided, however, that nothing herein shall be construed as
              --------  -------
preventing Parent from amending or terminating any Plan, to the extent permitted under the terms of such Plan. Purchaser and Parent hereby acknowledge that, notwithstanding the terms of any Plan or award or agreement entered into thereunder, the Merger constitutes a

"Change in Control" for purposes of such Plans, awards and agreements and agree to abide by the provisions of any Plan which relate to a Change in Control, including the accelerated vesting and/or payment of equity-based awards under the Stock Plan, Variable Pay Plan and the Stock Purchase Plan.

          (b) Parent and Purchaser hereby agree that, for a period of one year immediately following the Effective Time, they shall, or shall cause the Surviving Corporation to either (i) continue to maintain the employee benefit plans, policies and arrangements established, maintained or contributed to by the Company or its Subsidiaries for the benefit of the employees and former employees of the Company and its Subsidiaries (whether employed in the U.S. or outside the U.S.) on terms no less favorable in the aggregate than those provided on the date hereof to such employees and former employees of the Company and its Subsidiaries or (ii) provide that such employees and former employees of the Company and its Subsidiaries may participate in analogous plans of Parent which provide benefits which in the aggregate are substantially similar to those provided to them under such plans on the date hereof (such analogous plans being referred to herein as the "Parent Plans").

          (c) Parent and Purchaser agree that for purposes of all plans referred to in Section 6.6(b) and Parent Plans (including all policies and employee fringe benefit programs, including vacations, of the Surviving Corporation) under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to individuals employed by the Company and its Subsidiaries as of the Effective Time ("Company Employees") for service previously credited with the Company or its Subsidiaries prior to the Effective Time, provided, that such crediting of service does not result in duplication
      --------
of benefits, and provided that such crediting of service shall not be given for
                 --------
benefit accrual purposes under any defined benefit plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Plan year in which the Effective Time occurs, to the extent that, following the Effective Time, they participate in any Parent Plan for which deductibles or co-payments are required. Parent and Purchaser shall also cause each Parent Plan to waive

(i) any preexisting condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to a Company Employee on or after the Effective Time to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time.

          Section 6.7  Stockholders' Meeting; Proxy Statement.
                       --------------------------------------

          (a) The Company shall, in accordance with applicable federal securities laws, the DGCL, the Amended and Restated Certificate of Incorporation and the By-laws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Special Meeting. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any action which interferes with the convening of the Special Meeting or the taking of a stockholders' vote at that meeting.

          (b) The Company shall prepare and file with the SEC, and Parent, Dow and Purchaser shall cooperate with the Company in such preparation and filing, a preliminary proxy statement or information statement relating to this Agreement and the transactions contemplated hereby and use its reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, promptly after the completion of any SEC review or notification from the SEC that the preliminary proxy materials will not be subject to comment, cause a definitive proxy statement or information statement (the "Proxy Statement") to be mailed to its stock holders. Subject to the fiduciary obligations of the Board under applicable law, the Company shall include in the Proxy Statement the recommendation of the Board that stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby.

          (c) Parent agrees that (i) it will provide the Company with all information concerning Parent or Purchaser necessary or appropriate to be included in the Proxy Statement and (ii) at the Special Meeting or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), it will vote, or cause to be voted, all of the Shares then owned by, or with respect to which proxies are held by it, Purchaser or any of its other Subsidiaries and affiliates, if any, in favor of the approval and adoption of this Agreement.

          (d) The Company, Parent and Purchaser shall cooperate with one another in the preparation and filing of the Proxy Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Proxy Statement and to respond promptly to any comments or requests made by the SEC with respect to the Proxy Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Proxy Statement, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and Purchaser each agree to correct any information provided by it for use in the Proxy Statement which shall have become, or is, false or misleading.

          Section 6.8  Directors' and Officers' Insurance and Indemnification.
                       ------------------------------------------------------

          (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions with respect to indemnification set forth in Article VI of the Company's Amended and Restated Certificate of
Incorporation and Article VII of the Company's By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

          (b) Parent agrees that at all times after the Merger it shall indemnify, or shall cause the Surviving Corporation and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, an employee, director or officer of the Company or of any of the Company's Subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the full extent permitted by applicable law, with respect to any claim, liability loss, damage, cost or expense, whenever asserted or claimed ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time; provided, however, that such indemnity for any such employee
                --------  -------
seeking indemnification in connection with a proceeding (or part thereof) initiated by such employee shall be required only if such proceeding (or part there of) was authorized by Parent, the Surviving Corporation or a Subsidiary thereof employing such employee; and provided, further, that notwithstanding
                                     ---------  -------
the immediately preceding clause if a written claim received from or on behalf of an indemnified party is not paid in full within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Surviving Corporation or Parent to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance with a coverage amount of $75 million and equivalent in all other material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time.

          (c) Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion")") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except to the extent that such failure shall have materially and irreversibly prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party unless such separate counsel is required due to a conflict of interest, in which case the Indemnitors shall be responsible for the fees and expenses of separate counsel. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which shall not be unreasonably withheld, nor shall any Indemnitors settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement.

          (d) The provisions of this Section 6.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

          Section 6.9   Publicity.  None of the Company, Parent, Dow, Purchaser
                        ---------
nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby or thereby without prior consultation with the other parties, except as may be required by law or by any listing agreement with a national securities exchange after prior notice has been given to, and all reasonable efforts have been made to consult with the other parties.

          Section 6.10  No Solicitation.  Dow agrees that, for a period
                        ---------------
commencing on the date hereof and ending on the first anniversary of the Closing Date, it will not to the knowledge of the elected officers of Dow, directly or indirectly, solicit for employment any employee of the Company or any of its Subsidiaries.

          Section 6.11  Certain Arrangements.  (a)  Upon the Effective Time, the
                        --------------------
Company and Dow shall cause to be terminated the agreements set forth in
Schedule 6.11(a) of the Disclosure Schedule. Except as provided in the immediately preceding sentence or if terminated pursuant to their respective terms, the Dow Agreements in effect immediately prior to the consummation of the Merger shall continue in full force and effect following the Effective Time, in accordance with their terms.

          (b) Upon the Effective Time, Parent and Purchaser shall cause Dow to be released as an obligor under the arrangements set forth in Schedule 6.11(b) of the Disclosure Schedule including agreeing that Parent shall become liable for or cause another to become liable for such obligation.

          (c) Effective as of the purchase by Purchaser of the Dow Shares, Dow and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall settle and repay all outstanding intercompany obligations between them for borrowed money, in accordance with the terms of such obligations.

          Section 6.12  Voting Agreement.
                        ----------------

          (a) For so long as this Agreement is in effect, Dow shall vote, or cause to be voted, all of the Dow Shares in favor of the approval and adoption of this Agreement and the transactions contemplated thereby.

          (b) For so long as this Agreement is in effect, in any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Dow shall vote or cause to be voted all of Dow's Shares against: (i) any Acquisition Proposal; (ii) any other proposed corporate action of the Company requiring stockholder approval that would prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (iii) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation of the Company or Dow under this Agreement.

          Section 6.13  Employee Benefits Indemnification.  With respect to
                        ---------------------------------
claims made within three years after the Effective Time, from and after the Effective Time, Dow shall be liable for, and shall indemnify the Company and its Subsidiaries for and hold such entities harmless against any obligations arising out of any employee benefit plans (within the meaning of section 3(3) of ERISA) established, maintained or contributed to by Dow or any corporation (other than the Company or any of its Subsidiaries), trade, business, or entity under common control with Dow, within the meaning of Section 414(b), (c), (m) or (o) of the Code or section 4001 of ERISA.

          Section 6.14  The Dow Shares.  Dow agrees not to (either directly or
                        --------------
indirectly): (i) sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of the Dow

Shares (including, without limitation, through the disposition or transfer of control of another person); (ii) grant any proxies with respect to the Dow Shares, deposit the Dow Shares into a voting trust or enter into a voting agreement with respect to any of the Dow Shares; or (iii) take any action which would be reasonably expected to make any representation or warranty of Dow herein untrue or incorrect in any material respect.

          Section 6.15  Acquisition Proposals.
                        ---------------------

          (a) Dow will not, directly or indirectly through any officer, director, employee, representative, or agent (i) initiate, facilitate, encourage or solicit the making of any Acquisition Proposal, (ii) engage in negotiations or discussions with, or furnish any non-public information to, any third party relating to an Acquisition Proposal, or (iii) agree to or approve any Acquisition Proposal; provided, that Dow shall not be deemed to have breached
                      --------
its obligations contained in this Section 6.15 by reason of any action taken by the Company or its Board permitted by the second sentence of Section 6.2(a) of this Agreement.

          (b) Dow shall immediately advise Parent in writing of the receipt by Dow of any inquiries or proposals relating to an Acquisition Proposal.

          Section 6.16  Tax Matters.
                        -----------

          (a) Dow and Parent shall make a joint election for the Company (and all U.S. corporations that are Subsidiaries of the Company) under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and under any applicable similar provisions of state or local law with respect to the purchase of the Dow Shares or any deemed purchase of such Subsidiaries (collectively, the "Section 338(h)(10) Elections"). On the Closing Date, Dow and Parent shall exchange completed and executed copies of Internal Revenue Service Form 8023-A and any similar state or local forms (collectively, the "Forms"). If any changes are required in the Forms as a result of information which is first available after such Forms are prepared, the parties will promptly agree on such changes. After all required schedules to support the Forms are completed, Dow and Parent shall file the Forms, which filing shall be made within the time period specified under applicable law. Dow, Parent, and the Company shall make all required filings relating to the Section 338(h)(10) Elections in connection with their federal and applicable state and local income tax returns, and shall cooperate fully with each other with respect to such filings.

          Within 180 days following the Closing Date, Parent shall (i) draft a schedule (the "Allocation Schedule") allocating the Modified Adjusted Deemed Sales Price (as defined in Section 1.338(h)(10)-1(f) of the Treasury regulations) and the Adjusted Deemed Sales Price (as defined in Section 1.338-3(d) of the Treasury regulations) for the Company and each Subsidiary for which
Section 338(h)(10) Elections or elections under Section 338(g) of the Code will be made, among the assets of the Company and each such Subsidiary and (ii) deliver such Allocation Schedule to Dow. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury regulations thereunder. Each of Parent, on the one hand, and Dow (upon its consent to the Allocation Schedule, which consent shall not be unreasonably withheld) on the other hand, shall report the transactions contemplated hereby, and file all Tax Returns, in each case, for federal, state, local and foreign Tax purposes in accordance with the Allocation Schedule.

          (b) Nothing contained herein shall be construed as altering the rights, obligations and duties of Dow, the Company and any Subsidiaries of the Company to each other pursuant to the Tax Sharing Agreement between Dow and the Company and its Subsidiaries dated May 15, 1996 (the "Tax Sharing Agreement") previously disclosed to Parent and Purchaser. The Tax Sharing Agreement shall continue to govern the rights and obligations of the Company and Dow with respect to the taxable periods for which it is effective. The Tax Sharing Agreement shall be amended effective as of the Closing Date in the form of the First Amendment to the Tax Sharing Agreement which has been previously distributed to Parent.

          Parent shall pay or cause the Company to pay to Dow all amounts required to be paid to Dow under the Tax Sharing Agreement. Dow shall pay to the Company all amounts Dow is required to pay to the Company under the Tax Sharing Agreement.

          (c) (i) Dow shall be liable for, and shall indemnify Parent and Purchaser for and hold Parent and Purchaser harmless against (A) all income Taxes imposed for any taxable year on Dow's "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) or any other combined or unitary group for state, local or foreign tax purposes that includes Dow and (B) any incremental amount of state and local income Taxes (not including the use of any losses or other Tax attributes) imposed on the Company and its Subsidiaries (other than any amount of state or local Taxes imposed on a combined or unitary group that includes Dow) for the taxable year that includes the Closing Date, to the extent that such amount is incurred as a result of the Section 338(h)(10) Elections or any election under Section 338(g) of the Code. Dow shall be entitled to any refund of (or credit for) Taxes allocable or attributable to Taxes for which Dow is liable to Purchaser pursuant to this paragraph (c)(i) of this Section 6.16.

                    (ii) Parent and Purchaser shall be liable for, and shall indemnify Dow for and hold Dow harmless against, all Taxes of or imposed on the Company or any Subsidiary of the Company for any taxable period other than those Taxes referred to in paragraph (c)(i) of this Section 6.16. Parent shall be entitled to any refund of (or credit for) Taxes allocable or attributable to Taxes for which Parent is liable to Dow pursuant to this paragraph (c)(ii) of
Section 6.16.

                    (iii) Notwithstanding anything to the contrary contained herein, Parent shall assume and pay all sales, use, privilege, transfer, stock transfer, real property transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party incurred in connection with any of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") except for such Transfer Taxes imposed on Dow with respect to the sale of the Dow Shares, and Parent shall, at its own expense, accurately file all necessary Tax Returns and other documentation with respect to any

Transfer Tax other than Tax Returns which Dow is responsible for filing under applicable law. Parent and Dow agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Transfer Taxes.

          (d) (i) Dow shall file or cause to be filed when due all Tax Returns Dow has elected to file pursuant to the Tax Sharing Agreement and Dow shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Parent shall file or cause to be filed when due all Tax Returns other than those Tax Returns Dow has elected to file pursuant to the Tax Sharing Agreement that are required to be filed by or with respect to the Company and each of its Subsidiaries and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

                    (ii) None of Parent or any affiliate of Parent shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of Dow.

                    (iii) Parent shall promptly cause the Company and each Subsidiary to prepare and provide to Dow all Tax information materials, including, without limitation, schedules and work papers which the Company is required to provide Dow pursuant to the Tax Sharing Agreement. Each of Dow and Parent shall (and shall cause their respective affiliates to): (A) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with clause (i) of this Section 6.16(d),
(B) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and each Subsidiary of the Company, and (C) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each Subsidiary of the Company, provided, Dow or
                                                         --------
Parent (or respective affiliates) has access to information, records or personnel concerning such Tax Returns that is not available to the other party.

          (e) Dow or Parent shall pay the other party for the Taxes for which Dow or Parent, respectively, is liable pursuant to paragraph (c) of Section 6.16 upon the written request of the party entitled to the payment, setting forth in detail the nature and the amount of the Taxes to which the payment relates.

          (f) Each of Dow and Parent shall (and shall cause their respective affiliates to): (A) provide timely notice to the other in writing of any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim ("Tax Claim") delivered, sent, commenced or initiated to or against the Company or any Subsidiary of the Company by any Taxing authority with respect to taxable periods for which the other may have a liability under this Section 6.16, and (B) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

          (g) Dow shall have the sole right to represent the Company's and each of its Subsidiaries' interests in any Tax Claim, Tax audit or administrative or court proceeding ("Proceeding") relating to any Taxes (A) imposed for any taxable year on Dow's "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or any other combined or unitary group of Dow, (B) imposed on the Company or any Subsidiary of the Company as a result of the Section 338(h)(10) Elections or elections under Section 338(g) of the Code (or similar provision under state, local or foreign law) pursuant to paragraph (a) of Section 6.16. None of Parent, any of its affiliates, the Company or any Subsidiaries of the Company may settle any Proceeding for any taxable year which may be the subject of indemnification by Dow under paragraph (c) of Section 6.16 without the prior written consent of Dow, which consent may not be unreasonably withheld. Parent shall have the sole right to represent the Company's and each of its Subsidiaries' interests in any Proceeding relating to any Taxes for which Parent could be liable to Dow pursuant to Section 6.16(c) of this Agreement. If the resolution of any Proceeding could adversely affect a party other than the party with the sole right to represent the Company's or any Subsidiary's interest in any Tax Claim then such other party shall have the right to participate in such Proceeding at its own cost and expense.

          (h) Any payment by Parent, Purchaser or Dow pursuant to this Section
6.16 shall be an adjustment to the Merger Consideration.

          (i) The obligations set forth in this Section 6.16 shall be unconditional and absolute and shall remain in effect without limitation as to time.


                                  ARTICLE VII

                                  CONDITIONS

          Section 7.1  Conditions to Each Party's Obligation To Effect the
                       ----------------------------------------------------
Merger.  The respective obligation of each party to effect the Merger shall be
------
subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Any approval required under the FPA to consummate the Merger shall have been obtained;

          (b) Any waiting period applicable to the Merger under the HSR Act and under any other Competition Law that requires a filing prior to the Effective Time shall have terminated or expired;

          (c) This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least 662/3% of the outstanding shares of Company Common Stock; and

          (d) No statute, rule, injunction, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger or makes the Merger illegal.

          Section 7.2  Conditions to Parent and Purchaser's Obligation to Effect
                       ---------------------------------------------------------
the Merger.  The obligation of Parent and Purchaser to effect the Merger shall
----------
be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

          (a) The Company and Dow shall have performed in all material respects all of their respective covenants and agreements under this Agreement required to be performed at or prior to the Closing provided, that with respect to such
                                           --------
covenants and agreements of the Company, the foregoing condition shall be deemed satisfied so long as no failure to perform any such covenant or agreement shall have had or would have a Material Adverse Effect.

          (b) The representations and warranties of Dow set forth in this Agreement shall be true and correct in all material respects (except in the case of any representation and warranty made as of a specified date, which need only be true as of such date) as of the date of the Closing as if such representations and warranties were made on such date; and

          (c) The representations and warranties of the Company set forth in this Agreement shall be true and correct (except in the case of any representation and warranty made as of a specified date, which need only be true as of such date) as of the date of the Closing as if such representations and warranties were made on such date; provided, that the foregoing condition shall
                                   --------
be deemed satisfied so long as no failure to be so true and correct shall have had or would have a Material Adverse Effect.

          Section 7.3  Conditions to the Company's Obligation to Effect the
                       ----------------------------------------------------
Merger.  The obligation of the Company to effect the Merger shall be subject to
------
the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Parent and Purchaser shall have performed in all material respects all of their covenants and agreements under this Agreement required to be performed at or prior to the Closing; and

          (b) The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct in all material respects (except in the case of any representation and warranty made as of a specified date, which need only be true as of such date) as of the date of the Closing as if such representations and warranties were made on such date.

                                  ARTICLE VIII

                                  TERMINATION

          Section 8.1  Termination.  Notwithstanding anything herein to the
                       -----------
contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the mutual consent of Parent, Dow and the Company; or

          (b) By the Company, Dow or Parent, if: (i) the Merger has not been consummated on or prior to December 31, 1997, or such other date, if any, as Parent, Dow and the Company shall agree upon; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; (ii) if the stockholders of the Company fail to approve and adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof) or (iii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their reasonable best efforts to lift) in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable.

          Section 8.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provi-sion hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser, Dow or the Company except as set forth in Section 9.1 hereof and Section 8.3 hereof and except with respect to the requirement to comply with the Confidentiality Agreements and return and hold confidential Information pursuant to the procedures set forth in Section 6.4. The termination of this Agreement shall not relieve any party from liability for breach of this Agreement except as provided in the second sentence of Section 8.3 hereof.

          Section 8.3  Fee.  The Company shall promptly pay to Parent a fee of
                       ---
$65,000,000 in the event that this Agreement is terminated pursuant to Section 8.1(b)(ii). If this Agreement is terminated pursuant to Section 8.1(b)(ii) hereof, the payment of such fee shall be the sole and exclusive remedy against the Company, Dow and their respective Affiliates, officers, directors and representatives in connection with this Agreement and the transactions contemplated hereby.


                                   ARTICLE IX

                                 MISCELLANEOUS

          Section 9.1  Fees and Expenses.  Except as contemplated by this
                       -----------------
Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 9.2  Specific Performance.  The parties hereto agree that
                       --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          Section 9.3  Amendment; Waiver.
                       -----------------

          (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would materially adversely affect the rights of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (b) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          Section 9.4  Survival.  The respective representations and warranties
                       --------
of Parent, Purchaser, Dow and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time, provided however that the representations and warranties of Dow in Section 4.4 of this Agreement shall survive indefinitely following the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

          Section 9.5  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Company, to:

                    Destec Energy, Inc.
                    2500 CityWest Blvd.
                    Suite 150
                    Houston, Texas  77042
                    Telephone:  (713) 735-4261
                    Facsimile:  (713) 735-4267
                    Attention:  Marian M. Davenport, Esq.

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, New York 10022
                    Telephone:  (212) 735-3000
                    Facsimile:  (212) 735-2001
                    Attention:  Roger S. Aaron, Esq.

               (b)  If to Dow, to:

                    The Dow Chemical Company
                    2030 Dow Center
                    Midland, Michigan  48674
                    Telephone:  (517) 636-1000
                    Facsimile:  (517) 636-0861
                    Attention:  Jane M. Gootee, Esq.

                    with a copy to:

                    Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois  60603
                    Telephone:  (312) 782-0600
                    Facsimile:  (312) 701-7711
                    Attention:  Scott J. Davis, Esq.

               and :

               (c)  if to Parent or Purchaser, to:

                    NGC Corporation
                    13430 Northwest Freeway, Suite 1200

                    Houston, Texas 77040-6095
                    Telephone:  (713) 507-6816
                    Facsimile:  (713) 507-6808
                    Attention:  Kenneth E. Randolph, Esq.

               with a copy to:

                    Vinson & Elkins L.L.P.
                    2300 First City Tower
                    1001 Fannin Street
                    Houston, Texas 77002-6760
                    Telephone:  (713) 758-2222
                    Facsimile:  (713) 758-2346
                    Attention:  T. Mark Kelly and
                                Keith R. Fullenweider


          Section 9.6  Interpretation.  When a reference is made in this
                       --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "affiliates" and "associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

          Section 9.7  Headings; Schedules.  The headings contained in this
                       -------------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          Section 9.8  Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          Section 9.9  Entire Agreement.  This Agreement and the Confidentiality
                       ----------------
Agreement, and certain other
agreements executed by the parties hereto as of the date of this Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

          Section 9.10  Severability.  If any term, provision, covenant or
                        ------------
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 9.11  Governing Law.  This Agreement shall be governed and
                        -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 9.12  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and except to the extent necessary to enforce the provisions of Sections 2.1, 2.3, and 6.8, the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 9.13  Consent to Jurisdiction.  Each of the parties hereto
                        -----------------------
hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, Parent, Purchaser, Dow and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              DESTEC ENERGY, INC.


                              By: /s/ Enrique M. Larroucau
                                  __________________________________________
                                  Name:  Enrique M. Larroucau
                                  Title: Senior Vice President, Chief
                                          Financial Officer and Treasurer

                              THE DOW CHEMICAL COMPANY


                              By: /s/ B. G. Taylorson
                                  __________________________________________
                                  Name:  B. G. Taylorson
                                  Title: Corporate Director, Mergers and
                                          Acquisitions

                              NGC CORPORATION


                              By: /s/ Kenneth E. Randolph
                                  __________________________________________
                                  Name:  Kenneth E. Randolph
                                  Title: Senior Vice President and General
                                          Counsel


                              NGC ACQUISITION CORPORATION II


                              By: /s/ Kenneth E. Randolph
                                  __________________________________________
                                  Name: Kenneth E. Randolph
                                  Title:

                                   SCHEDULE A


                                                    Number of Shares
                                                    ----------------


The Dow Chemical Company                                45,000,000

                                      A-1